Exhibit 99.1

Premier People,

Products and Services

Premcor Inc.

1700 East Putnam

Suite 400

Old Greenwich, CT 06870

203-698-7500

203-698-7925 fax

PREMCOR ANNOUNCES THIRD QUARTER 2003 RESULTS

OLD GREENWICH, Connecticut, October 28, 2003—Premcor Inc. (NYSE: PCO) today reported net income from continuing operations before special items of $59.5 million, or $.79 per share, for its third quarter ended September 30, 2003, compared to a net loss from continuing operations before special items of $15.5 million, or $.27 per share, in the third quarter of 2002.

Special items for the third quarter of 2003 included pretax charges totaling $2.9 million, consisting of $2.7 million related to the planned relocation of the company’s St. Louis general office to its Connecticut headquarters and $.2 million related to non-operating assets. In the third quarter of 2002, pretax special items of $14.5 million included $10.1 million related to the restructuring of the company’s workforce at its Port Arthur, Texas and Lima, Ohio facilities and reductions in the St. Louis general and administrative operations, $4.2 million related to the write-down of our 5 percent investment in the Clark Retail Group, Inc. as a result of its bankruptcy filing, and a $.2 million loss related to the repurchase of portions of our long-term debt.

For the nine months ended September 30, 2003, Premcor reported net income from continuing operations before special items of $152.1 million, or $2.08 per share, compared to a net loss from continuing operations before special items of $45.2 million, or $.98 per share, for the first nine months of 2002.

For the first nine months of 2003, pretax special items of $29.0 million included a loss of $16.6 million related to the disposition of the company’s Hartford, Illinois refinery assets, a loss of $10.4 million on the early retirement of debt, a $1.6 million reduction in the corporate office restructuring reserve established in 2002, a loss of $3.4 million related to the planned relocation of the St. Louis office, and a loss of $.2 million related to non-operating assets. The pretax special items for the first nine months of 2002 of $192.4 million included losses of $137.4 million related to the closure of the Hartford refinery, $27.4 million related to the restructuring of the St. Louis general and administrative operations, $19.5 million related to the early retirement of long-term debt, $4.2 million related to the write-down of the Clark Retail Group, Inc. minority interest, $2.5 million related to the Sabine restructuring, and $1.4 million for idled equipment.

In addition to the special items, in the third quarter and first nine months of 2003, Premcor had an after-tax loss from discontinued operations of $.4 million and $6.9 million, respectively, related to certain retail lease obligations resulting from the bankruptcy proceedings of Clark Retail Enterprises, Inc., the purchaser of the company’s former retail operations. There were no results from discontinued operations in either prior-year period. Including the effect of the special items and the loss from discontinued operations, Premcor reported net income of $57.2 million, or $.76 per share, for the third quarter of 2003, compared to a net loss of $24.5 million, or $.43 per share, for the third quarter of 2002. Including the effect of the special items and the loss from discontinued operations, for the first nine months of 2003, Premcor reported net income of $127.0 million, or $1.74 per share, compared to a net loss of $164.3 million, or $3.57 per share, during the first nine months of 2002.

The company believes the special items described above are not indicative of its core operating performance. The company’s Board of Directors typically excludes these items in determining incentive compensation. A reconciliation of these special items to the company’s results reported in accordance with generally accepted accounting principles is as follows (in millions, except per share amounts, unaudited):

	Q3 2003		Q3 2002
	Net Income (Loss)	Per Share	Net Income (Loss)	Per Share
Net income (loss) from continuing operations, excluding special items	$59.5	$0.79	$(15.5)	$(0.27)
After-tax special items:
Refinery restructuring and other charges	(1.9)	(0.02)	(9.0)	(0.16)

Net income (loss) from continuing operations	57.6	0.77	(24.5)	(0.43)
Loss from discontinued operations	(0.4)	(0.01)	—	—

Net income (loss) available to common stockholders	$57.2	$0.76	$(24.5)	$(0.43)

	Nine Months 2003		Nine Months 2002
	Net Income (Loss)	Per Share	Net Incme (Loss)	Per Share
Net income (loss) from continuing operations, excluding special items	$152.1	$2.08	$(45.2)	$(0.98)
After-tax special items:
Refinery restructuring and other charges	(11.7)	(0.16)	(107.2)	(2.33)
Loss on extinguishment of debt	(6.5)	(0.09)	(11.9)	(0.26)

Net income (loss) from continuing operations	133.9	1.83	(164.3)	(3.57)
Loss from discontinued operations	(6.9)	(0.09)	—	—

Net income (loss) available to common stockholders	$127.0	$1.74	$(164.3)	$(3.57)

Premcor’s results include after-tax stock-based compensation expense of $2.9 million, or $.04 per share, and $2.6 million, or $.05 per share, for the third quarter of 2003 and 2002, respectively. Premcor is currently one of the few major U.S. independent refiners that expense this non-cash compensation item. Absent the stock-based compensation expense, Premcor’s third quarter net income (loss) from continuing operations, excluding special items, would have been $.83 per share and $(.22) per share in 2003 and 2002, respectively.

Thomas D. O’Malley, Premcor’s Chairman and Chief Executive Officer, said, “Premcor’s third quarter results reflected strong refining margins in our Gulf Coast and Midwestern markets. Our refineries ran well during the period. Crude oil throughputs at Port Arthur and Memphis were lower than normal due to planned turnaround activity during the quarter, including work related to Tier II clean gasoline production and the Port Arthur expansion project, as well as market-related operating adjustments. Our Lima refinery ran extremely well during the period, especially considering the common-carrier pipeline outages and other logistical challenges raised by the August blackout.

“Natural gas, an important part of our cost structure, remains expensive. Our natural gas cost in the third quarter averaged $5.13 per mmbtu, compared to $3.22 per mmbtu in the year-ago period. Approximately 80 percent of our 29 million mmbtu annual natural gas consumption is at Port Arthur, so the higher prices raised our processing cost there by 52 cents per barrel compared to the third quarter of 2002. The balance of our natural gas usage is at Lima, and added 18 cents per barrel to our processing costs there compared to the year-ago period. Our natural gas cost for October month-to-date has averaged approximately $4.30 per mmbtu. We expect the November and December costs to exceed this number.

“During the third quarter, Premcor continued its program of matching the timing of crude oil intake and pricing to the outflow and pricing of products. Because our domestic sweet crude oil purchases for Lima and Memphis are priced several weeks before we take title to them, we have a price risk exposure on roughly 10 million barrels above and beyond our physical inventories. Management initiated a price risk management program due to concern about oil market volatility, and 2003 has indeed been a volatile year for oil prices. WTI crude oil began the year at $31.20 per barrel, ended September at $29.20 per barrel, and moved as high as $37.83 per barrel and as low as $25.24 per barrel in the intervening months. We believe our program has worked well so far this year, and we have continued the program during the fourth quarter. In fact, due to the recent flatter market structure, we will avoid any significant cost for hedging October and November crude oil deliveries. We are, however, currently reviewing the price risk management program as we look ahead to 2004. There is generally a cost to maintain such activities, and we believe the cost may exceed the benefit the company derives from this added layer of risk protection during more normal oil market conditions.

“Premcor’s financial position continues to strengthen. During the third quarter, we generated solid earnings and positive cash flow, and we made a scheduled $10 million amortization payment on our high-cost Port Arthur Coker Company debt. In addition, we completed the sale of our Hartford, Illinois refinery assets to ConocoPhillips for $40 million. We ended the quarter with an improved debt-to-capitalization ratio of just under 56 percent and a robust cash balance of $542 million. We are on target to meet our 2003 capital expenditure forecast of approximately $275 million, which will include approximately $150 million of activity in the fourth quarter. The Tier II gasoline project at Port Arthur will be completed and in service by year-end, on schedule and under budget. In addition, Tier II gasoline construction is well underway at Memphis. We do not anticipate having any difficulties in funding our capital requirements from operating cash flows and available cash during the coming clean fuels transition years of 2004 and 2005.”

Looking ahead, O’Malley said, “During the fourth quarter, we will have scheduled maintenance at certain back-end conversion units at both Port Arthur and Lima, which will result in increased production of intermediate products and a corresponding reduction in the production of transportation fuels during the maintenance period. The impact on our fourth quarter earnings will of course depend on market conditions at the time of each turnaround. Historically, fourth quarter performance for a refiner depends largely on the weather. Longer term, I continue to be very optimistic about industry conditions. U.S. refined product inventories are at historic lows on a demand-adjusted basis. Demand continues to show improvement, which can be expected in a recovering economy. The phase-in of new clean fuel specifications in the U.S. begins on January 1, less than three months from now. I believe the continuing Balkanization of the worldwide refined product pool, combined with the reduction in U.S. production that seems to be resulting from our industry’s preparation efforts, bodes very well for Premcor’s earnings going forward.”

The company’s regular quarterly conference call concerning the quarters’ results will be webcast live today at 11:00 a.m. Eastern Time on the Investor Relations section of the Premcor Inc. web site at www.premcor.com.

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

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Contacts:

Premcor Inc

Joe Watson, (203) 698-7510 (Media/Investors)

Karen Davis, (314) 854-1424 (Investors)

Michael Taylor, (314) 719-2304 (Investors)

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Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended September 30,		Nine months ended September 30,
(in millions except per share amounts, unaudited)	2003	2002	2003	2002
Operating revenues	$2,878.2	$1,899.8	$7,874.4	$4,807.1
Cost of sales	2,565.8	1,757.8	7,029.3	4,342.8

Gross margin	312.4	142.0	845.1	464.3
Operating expenses	134.8	109.6	386.4	338.2
General and administrative expenses	21.9	11.9	49.3	40.8
Stock-based compensation	4.5	4.2	13.2	9.9
Depreciation and amortization	27.9	20.8	77.1	64.9
Restructuring and other charges	2.9	14.3	18.6	172.9

Operating income (loss)	120.4	(18.8)	300.5	(162.4)
Interest expense and finance income, net	(30.5)	(20.5)	(84.9)	(81.5)
Loss on extinguishment of long-term debt	—	(0.2)	(10.4)	(19.5)
Income tax benefit (provision)	(32.3)	15.0	(71.3)	99.9
Minority interest	—	—	—	1.7

Net income (loss) from continuing operations	57.6	(24.5)	133.9	(161.8)
Discontinued operations, net of tax	(0.4)	—	(6.9)	—
Preferred stock dividends	—	—	—	(2.5)

Net income (loss) available to common stockholders	$57.2	$(24.5)	$127.0	$(164.3)

Net income (loss) per common share (fully-diluted):
Income (loss) from continuing operations	$0.77	$(0.43)	$1.83	$(3.57)
Discontinued operations	(0.01)	—	(0.09)	—

Net income (loss)	$0.76	$(0.43)	$1.74	$(3.57)

Weighted average common shares outstanding (in millions)	75.0	57.5	73.1	46.0

			September 30, 2003	December 31, 2002
Summarized Balance Sheet Information
Cash and short-term investments:
Premcor Inc.			$52.0	$40.7
Premcor USA Inc.			1.0	10.2
The Premcor Refining Group Inc.			434.9	121.4

Consolidated cash and short-term investments			487.9	172.3
Cash restricted for debt service			53.9	61.7
Other working capital			438.4	86.9
Total assets			3,411.1	2,323.0
Long-term debt, including current maturities:
Premcor USA Inc.			—	40.1
The Premcor Pipeline Co.			10.4	—
The Premcor Refining Group Inc.			1,440.9	884.8

Consolidated long-term debt			1,451.3	924.9
Total common stockholders’ equity			1,150.9	704.0

Premcor Inc. and Subsidiaries

Earnings Release

	Three months ended September 30,		Nine months ended September 30,
(unaudited)	2003	2002	2003	2002
Selected Volumetric and Per Barrel Data

Production (Mbbls per day)	565.7	455.0	531.7	455.4
Crude oil throughput (Mbbls per day)	526.5	415.4	501.7	432.4
Total crude oil throughput (millions of barrels)	48.4	38.2	137.0	118.0
Per barrel of throughput:
Gross margin	$6.45	$3.72	$6.17	$3.93
Operating expenses	2.78	2.87	2.82	2.87

Market Indicators (dollars per barrel)

West Texas Intermediate, or “WTI” (sweet)	$30.20	$28.34	$31.13	$25.41
Crack Spreads:*
Gulf Coast 2/1/1	4.32	2.22	4.23	2.42
Chicago 3/2/1	8.03	4.80	6.98	4.59
Crude Oil Differentials:
WTI less Maya (heavy sour)	5.82	4.92	6.88	4.90
WTI less WTS (sour)	2.63	1.31	2.84	1.26
WTI less Dated Brent (foreign)	1.82	1.37	2.49	1.01
Natural Gas (per mmbtu)	4.84	3.19	5.49	2.92

*       Per barrel margin indicator for the conversion of crude oil into finished products. The first number represents the number of barrels of West Texas Intermediate crude oil, priced at Cushing, Oklahoma. The second and third numbers represent the number of barrels of conventional gasoline and high sulfur diesel fuel produced, priced in their respective regional market.

Premcor Inc. and Subsidiaries

Earnings Release

	Third quarter ended September 30, 2003					Nine months ended September 30, 2003
Selected Refinery Data (unaudited)	Port Arthur	Lima	Memphis	Price Risk Results	Total	Port Arthur	Lima	Memphis(1)	Price Risk Results	Total
Operating results (dollars in millions):
Gross margin:
Gulf Coast 2/1/1	$88.1	$—	$61.5	$—	$149.6	$273.7	$—	$132.2	$—	$405.8
Chicago 3/2/1	—	110.9	—	—	110.9	—	264.7	—	—	264.7
Crude oil differentials to benchmark	104.0	(7.1)	(2.3)	—	94.5	376.2	(30.4)	(13.9)	—	331.8
Product differentials to benchmark	(50.2)	(13.4)	23.0	—	(40.6)	(157.4)	(21.0)	59.8	—	(118.6)
Price risk results	—	—	—	(2.1)	(2.1)	—	—	—	(38.6)	(38.6)

Realized gross margin	141.9	90.4	82.2	(2.1)	312.4	492.4	213.3	178.0	(38.6)	845.1
Operating expenses	71.1	30.4	33.3	—	134.8	214.8	98.9	72.7	—	386.4

Net refining margin	$70.8	$60.0	$48.9	$(2.1)	$177.6	$277.6	$114.4	$105.3	$(38.6)	$458.7

Depreciation and amortization	$16.4	$6.2	$2.1		$24.7	$43.2	$18.2	$5.4		$66.8
Per barrel of throughput (in dollars):
(Based on crude oil throughput data shown on following page)
Gross margin:
Gulf Coast 2/1/1	$4.32	$—	$4.32	$—	$3.09	$4.23	$—	$3.85	$—	$2.96
Chicago 3/2/1	—	8.03	—	—	2.29	—	6.98	—	—	1.93
Crude oil differentials to benchmark	5.10	(0.52)	(0.16)	—	1.95	5.81	(0.80)	(0.41)	—	2.42
Product differentials to benchmark	(2.46)	(0.97)	1.62	—	(0.84)	(2.43)	(0.55)	1.74	—	(0.87)
Price risk results	—	—	—	(0.04)	(0.04)	—	—	—	(0.28)	(0.28)

Realized gross margin	6.96	6.54	5.78	(0.04)	6.45	7.61	5.62	5.18	(0.28)	6.17
Operating expenses	3.49	2.20	2.34	—	2.78	3.32	2.61	2.12	—	2.82

Net refining margin	$3.47	$4.34	$3.44	$(0.04)	$3.67	$4.29	$3.02	$3.07	$(0.28)	$3.35

Depreciation and amortization	$0.80	$0.45	$0.15		$0.51	$0.67	$0.48	$0.16		$0.49

Calculation Methodology:

Although the Company manages its refinery business, including feedstock acquisition and product marketing, on an integrated basis, for analytical purposes the business results shown here have been allocated to the individual refineries. The foundation for determining realized gross margin by refinery is the actual delivered cost of refinery feedstocks and a daily valuation of actual refinery production at market. Since crude oil is often purchased and priced well in advance of the time that it is consumed and the value of refinery production can be fixed before or after it is produced, our actual results may significantly vary from those that would be determined with reference to benchmark market indicators. We manage this inherent price risk on a total Company basis and may purchase futures contracts that correspond volumetrically with all or a portion of our fixed price purchase and sale commitments. As a result, we have separately identified the financial effects of this price risk, net of any risk mitigation activities, under the caption “price risk results.” As a result of this methodology, together with certain necessary allocations, the individual refinery realized gross margins presented hereto do not reflect the results that would be reported if separately accounted for in accordance with generally accepted accounting principles.The Company believes that this individual refinery and price risk information is helpful in understanding our overall operating results.

(1) Acquired March 2003. Operating results reflect 212 days of operations from acquisition through September 30, 2003. Actual crude oil throughput for the 212 days was 161,900 bpd.

Premcor Inc. and Subsidiaries

Earnings Release

	Third quarter ended September 30, 2003				Nine months ended September 30, 2003
Selected Volumetric Data (in thousands of barrels per day, unaudited)	Port Arthur	Lima	Memphis	Total	Port Arthur	Lima	Memphis(1)	Total
Feedstocks:
Crude oil throughput:
Sweet	—	147.9	154.7	302.6	—	136.0	125.5	261.5
Light/Medium sour	29.6	2.2	—	31.8	31.4	2.9	0.3	34.6
Heavy sour	192.1	—	—	192.1	205.6	—	—	205.6

Total crude oil	221.7	150.1	154.7	526.5	237.0	138.9	125.8	501.7
Unfinished and blendstocks	24.3	(9.2)	15.1	30.2	17.0	(5.3)	6.7	18.4

Total feedstocks	246.0	140.9	169.8	556.7	254.0	133.6	132.5	520.1

Total crude oil throughput, in millions of barrels	20.4	13.8	14.2	48.4	64.7	37.9	34.3	137.0
Production:
Light products:
Conventional gasoline	79.2	71.2	69.3	219.7	83.2	67.0	54.5	204.7
Premium and reformulated gasoline	33.8	15.0	18.8	67.6	33.8	12.8	12.0	58.6
Diesel fuel	72.7	21.8	45.3	139.8	79.5	23.5	37.0	140.0
Jet fuel	16.5	22.4	23.3	62.2	17.3	19.7	19.2	56.2
Petrochemical products	18.8	7.3	7.5	33.6	18.5	7.0	6.1	31.6

Total light products	221.0	137.7	164.2	522.9	232.3	130.0	128.8	491.1
Petroleum coke and sulfur	22.9	2.6	0.2	25.7	27.3	2.4	0.2	29.9
Residual oil	11.9	1.8	3.4	17.1	6.2	1.8	2.7	10.7

Total production	255.8	142.1	167.8	565.7	265.8	134.2	131.7	531.7

(1)	Acquired March 2003. Volumetric data for production and consumption reflects 212 days of operations averaged over the first three quarters of 2003. Actual crude oil throughput during the 212 days of operations was 161,900 bpd.

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